Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Eos Energy Enterprises, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value$0.0001 per share	(1)	Other	5,000,000	$4.04	$20,200,000.00	0.0001381	$2,789.62

Total Offering Amounts:						$20,200,000.00		2,789.62
Total Fee Offsets:								0.00
Net Fee Due:								$2,789.62

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of theRegistrant’s Common Stock, par value $0.0001 per share (“Common Stock”), which may be necessary to adjust the number of shares reserved forissuance pursuant to the Eos Energy Enterprises, Inc. Second Amended and Restated 2020 Incentive Plan as a result of a stock split, stockdividend or similar adjustment of the outstanding common stock of the Registrant.

The Proposed Maximum Offering Price Per Unit is computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and457(h) under the Securities Act on the basis of the average of the high and low prices per share of Common Stock on the Nasdaq Capital Marketon July 17, 2026, which date is within five business days prior to filing this Registration Statement.